SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 31, 2008 (July 31, 2008)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 31, 2008, Zion Oil & Gas, Inc. ("Zion" or the "Company") and a drilling contractor entered into an Amendment to Protocol, originally executed on June 18, 2008, pursuant to which the parties agreed to extend to September 1, 2008 the date by which they are to sign a drilling contract. The Company disclosed in its current report on Form 8-K filed on June 19, 2008 that it and the drilling contractor entered into a Protocol relating to the transportation of a rig to Israel in order to conduct the drilling contemplated by the Company’s business plan. The Protocol originally contemplated that the parties would seek to enter into a drilling contract by July 31, 2008. The extension is necessary due to delays encountered in preparing and filing applications necessary to enable the drilling contractor to bring its drilling rig and crews into Israel and otherwise complete the necessary permitting process to drill Zion's planned Ma’anit-Rehoboth #2 well. The amendment also extends to October 30, 2008, the date by which the contractor has to complete the process for acquiring the necessary permits to bring its rig and crews into Israel. It is currently anticipated that the rig will arrive in Israel in October 2008. No assurance can, however, be provided that the drilling contract as contemplated in the Protocol or as otherwise revised by the parties in the course of continuing discussions between them will in fact be executed.

Even if the Company and the Contractor execute the drilling contract, the contractor will need to obtain certain permits and requisite authorization before the rig can be brought into Israel. Under the terms of the Protocol, if the contractor is unable to obtain such permits by October 30, 2008, the contractor is entitled, upon submission of certain documents after the execution of the drilling contract, to terminate the contract. Upon such termination, the contractor will refund to the Company sums then paid under the Protocol and the drilling contract, less a 15% retention to cover the contractor’s costs and expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: July 31, 2008	By:	/s/ Richard J. Rinberg

Richard J. Rinberg Chief Executive Officer